Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.RockofAges.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 97% Increase in Second Quarter

Net Income to $0.19 Per Share From $0.10 Per Share

BARRE, VERMONT, August 11, 2009 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that net income for the second quarter of 2009 increased 97% to $1,433,000, or $0.19 per diluted share, compared to net income of $727,000, or $0.10 per diluted share, for the second quarter of 2008.  "The production improvements and cost-cutting measures we implemented last year are delivering the positive results we anticipated even in the midst of the current recession," said Chief Executive Officer Donald Labonte.

Total revenue for the second quarter of 2009 increased slightly to $14,424,000 from $14,326,000 for the second quarter of 2008, reflecting higher revenue in the Company's quarry segment partially offset by a decrease in the manufacturing segment.

Quarry revenue for the three months ended July 4, 2009 increased 24% to $6,912,000 compared to $5,560,000 for the second quarter of 2008.  This growth was primarily the result of higher sales in the Company's Bethel White Quarry, a very popular granite for the building industry.  Quarry segment operating income more than doubled to $1,163,000 compared to $539,000 a year earlier, reflecting higher sales, lower operating expenses, and higher productivity due to the production improvements undertaken in the past year.  "Demand for our granites remains strong, and we continue to expect quarry sales for 2009 as a whole to meet or exceed last year's pace," Labonte said.

Manufacturing revenue for the second quarter of 2009 decreased 14% to $7,512,000 from $8,766,000 for the second quarter of 2008, and operating income decreased 14% to $1,373,000 from $1,592,000 a year ago. "Most of the decrease in manufacturing segment revenue and operating income reflected weakness in our precision products division, whose customers have been hard hit by the recession, as well as the decrease in the value of the Canadian dollar relative to the U.S. dollar compared to last year at this time.  "Based on current orders, we expect manufacturing revenue for 2009 as a whole to be below 2008," Labonte said.

Unallocated corporate overhead decreased 22% to $692,000 for the second quarter of 2009 versus $889,000 for the second quarter of 2008. "We remain confident that unallocated corporate overhead for 2009 will be about 15% below last year," Labonte said.

Six Months Results

For the six months ended July 4, 2009, revenue decreased 10% to $20,362,000 from $22,716,000 for the first six months of 2008, but gross profit increased 11% to $4,055,000 from $3,639,000 for the same period a year ago.

SG&A for the first half of 2009 decreased 3%, to $3,156,000 from $3,257,000 for the first six months of 2008. Unallocated corporate overhead decreased 20% to $1,733,000 from $2,176,000 for the same period a year ago.

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Rock of Ages Reports 97% Increase in Second Quarter Net Income to $0.19 Per Share

August 11, 2009

Page Two

  The net loss for the first six months of 2009 was $1,341,000, or $0.18 per share.  This compares to a loss from continuing operations of $2,436,000, or $0.33 per share, for the same period in 2008.

The net loss for the first six months of 2008 was $2,578,000, or $0.35 per share, which included a loss from discontinued operations of $142,000, or $0.02 per share.  There were no discontinued operations in 2009.

Balance Sheet Highlights

Total debt at July 4, 2009 decreased to $17 million, compared to $23.6 million at June 28, 2008, and $21.8 million at December 31, 2008, which resulted in a decrease in interest expense for the second quarter of 2009 of 6% compared to the second quarter of 2008.  "We remain focused on reducing debt by maximizing cash flow, and we expect further significant debt reduction in the second half of 2009," Labonte said.

The Company elected to freeze its defined benefit pension plan in the first quarter of 2009.  This was accounted for as a curtailment, and required the assets and liabilities to be revalued as of the date of the freeze.  The revaluation resulted in a decrease in liabilities and an increase in stockholder's equity.

Stockholders' equity at July 4, 2009 was $23,684,000, or $3.19 per outstanding share.  This compares to stockholders' equity at December 31, 2008 of $20,431,000, or $2.75 per outstanding share.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations.
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net revenue
Quarry	$ 6,912	$ 5,560	$ 10,036	$ 10,229
Manufacturing	7,512	8,766	10,326	12,487
Total net revenue	14,424	14,326	20,362	22,716

Gross profit
Quarry	1,746	1,154	1,521	664
Manufacturing	2,431	2,619	2,534	2,975
Total gross profit	4,177	3,773	4,055	3,639

Selling, general and administrative expenses
Quarry	583	615	1,130	1,224
Manufacturing	1,058	1,027	2,026	2,033
Total SG&A expenses	1,641	1,642	3,156	3,257

Divisional operating income (loss)
Quarry	1,163	539	391	(560)
Manufacturing	1,373	1,592	508	942
Total divisional operating income	2,536	2,131	899	382

Unallocated corporate overhead	692	889	1,733	2,176
Effect of pension curtailment	--	--	95	--
Other income, net	(55)	(59)	(144)	(123)
Income (loss) from continuing
operations before interest and income taxes	1,899	1,301	(785)	(1,671)

Interest expense, net	331	351	537	708

Income (loss) from continuing
operations before income taxes	1,568	950	(1,322)	(2,379)

Income tax expense	135	223	19	57

Income (loss) from continuing operations	1,433	727	(1,341)	(2,436)

Loss from discontinued operations	--	--	--	(142)

Net income (loss)	$ 1,433	$ 727	$ (1,341)	$ (2,578)

Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$ 0.19	$ 0.10	$ (0.18)	$ (0.33)
Loss from discontinued operations	--	--	--	(0.02)
Net income (loss) per share - basic and diluted	$ 0.19	$ 0.10	$ (0.18)	$ (0.35)

Weighted average common shares
outstanding - basic and diluted	7,416	7,416	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
( in thousands, except per share amounts) (Unaudited)
	July 4,	Dec. 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$ 315	$ 888
Trade receivables, net	8,789	13,314
Inventories	15,273	16,840
Other current assets	1,379	1,561
Assets held for sale	831	477

Total current assets	26,587	33,080

Property, plant and equipment, net	30,732	29,998
Cash surrender value of life insurance	132	132
Intangibles, net	519	571
Goodwill	387	387
Long term investments	121	25
Other	504	249

Total assets	$ 58,982	$ 64,442

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 2,715	$ 7,428
Current maturities of long-term debt	872	517
Salary continuation and other post-employment benefits	689	567
Trade payables	1,428	1,334
Accrued expenses	1,648	2,226
Customer deposits	781	454

Total current liabilities	8,133	12,526

Long-term debt, excluding current installments	13,415	13,904
Salary continuation liability, net of current portion	5,163	5,382
Accrued pension cost	5,438	9,026
Deferred salary liability	1,504	1,523
Other post-employment benefits, net of current portion	1,616	1,623
Deferred tax liability	29	27

Total liabilities	35,298	44,011

Stockholders' equity:
Preferred stock $0.01 par value. Authorized 2,500,000 shares; issued and outstanding no shares	--	--
Common stock Class A, $0.01 par value. Authorized 30,000,000 shares;
4,812,342 issued and outstanding as of July 4, 2009 and December 31, 2008	48	48
Common stock Class B, 0.01 par value. Authorized 15,000,000 shares;
2,603,721 issued and outstanding as of July 4, 2009 and December 31, 2008	26	26
Additional paid-in capital	65,719	65,688
Accumulated deficit	(36,889)	(35,548)
Accumulated other comprehensive loss	(5,220)	(9,783)

Total stockholders' equity	23,684	20,431

Total liabilities and stockholders' equity	$ 58,982	$ 64,442